Exhibit 99.(a)

 First Bancorp Reports Increased Quarterly Earnings and Record Annual Earnings

    TROY, N.C., Jan. 22 /PRNewswire-FirstCall/ -- First Bancorp
(Nasdaq: FBNC), the parent company of First Bank, announced fourth quarter net income today of $4,857,000, or $0.51 per diluted share, a 9.9% increase in net income and a 6.3% increase in diluted earnings per share over the net income of $4,419,000, or $0.48 per diluted share, recorded in the fourth quarter of 2002.

    Net income for the year ended December 31, 2003 amounted to $19,417,000, or $2.03 per diluted share, a 12.7% increase in net income and a 9.7% increase in diluted earnings per share over the net income of $17,230,000, or $1.85 per diluted share, reported for the twelve months ended December 31, 2002. The net income and diluted earnings per share amounts reported for the year ended December 31, 2003 are both records for the company.

    Key performance ratios for the year ended December 31, 2003 include:

     * Return on average assets of 1.45%
     * Return on average equity of 14.14%
     * Net charge-offs to average loans of 0.10%
     * Net interest margin of 4.52%
     * Nonperforming assets to total assets at year end of 0.39%
     * Efficiency ratio of 53.32%

    Total assets at December 31, 2003 amounted to $1.48 billion, 21.1% higher than a year earlier. Total loans at December 31, 2003 amounted to $1.22 billion, a 22.1% increase from a year earlier, and total deposits amounted to $1.25 billion at December 31, 2003, an 18.3% increase from a year earlier. The Company's January 15, 2003 acquisition of Carolina Community Bancshares, Inc. (CCB), Dillon County, SC and the Company's acquisition of four RBC Centura Bank branches on October 27, 2003 contributed to the year-over-year increases. As of the respective acquisition dates, CCB had total assets of $70 million, with loans of $48 million and deposits of $59 million, while the four RBC Centura Bank branches had $25 million in loans and $102 million in deposits.

    The increase in loans and deposits over the past twelve months resulted in an increase in the Company's net interest income when comparing the quarterly and annual periods in 2003 to the comparable periods in 2002. Net interest income for the fourth quarter of 2003 amounted to $14.7 million, a 15.3% increase over the $12.8 million recorded in the fourth quarter of 2002. Net interest income for the year ended December 31, 2003 amounted to $55.8 million, a 12.9% increase over the $49.4 million recorded in 2002.

    The positive impact on net interest income from the increases in loans and deposits more than offset slightly lower net interest margins realized in 2003 compared to 2002. The Company's net interest margin (tax-equivalent net interest income divided by average earning assets) for the fourth quarter of 2003 was 4.44% compared to 4.53% for the fourth quarter of 2002. For the year ended December 31, 2003, the Company's net interest margin was 4.52% compared to the 4.58% net interest margin realized for 2002. The slight decreases in net interest margins in 2003 were caused primarily by the negative impact of the interest rate cuts initiated by the Federal Reserve in the fourth quarter of 2002 and the second quarter of 2003. The acquisition of the four RBC Centura Bank branches in October 2003 also negatively impacted the Company's net interest margin as a result of the high mix of cash assumed in the acquisition.

    Partially offsetting the increases in net interest income realized in the three and twelve months ended December 31, 2003 compared to 2002 were higher amounts of provisions for loan losses recorded by the Company. The provision for loan losses in the fourth quarter of 2003 was $925,000 compared to $755,000 in the fourth quarter of 2002, and the provision for loan losses for the calendar year 2003 was $2,680,000 compared to $2,545,000 in 2002. The higher provisions for loan losses were necessary due to very high loan growth realized by the Company in 2003 and not because of credit quality concerns. Internally generated net loan growth (excludes loans assumed in acquisitions for which an allowance had already been established) for the fourth quarter of 2003 was $51 million (equates to annualized growth of 17.9%) compared to $13 million in the fourth quarter of 2002 (annualized growth of 5.1%). Internally generated net loan growth for the year ended December 31, 2003 totaled $148 million (a growth rate of 14.8%) compared to $105 million in 2002 (an 11.8% growth rate).

    Most components of noninterest income and noninterest expense also increased in 2003 as a result of the Company's overall growth. Noninterest income for the fourth quarter of 2003 and the full year of 2003 were also positively impacted by 1) the acquisition of Uwharrie Insurance Group, a property and casualty insurance company, on January 2, 2003, which has increased commissions from financial product sales, and 2) securities gains. While down for the fourth quarter due to the recent increase in mortgage interest rates, high mortgage loan refinancing activity resulted in increased fees from presold mortgages for the year ended December 31, 2003 compared to 2002.

    The Company's asset quality ratios remained sound in 2003. For the three and twelve months ended December 31, 2003, net charge-offs as a percentage of average loans amounted to 13 basis points (annualized) and 10 basis points, respectively, compared to 17 basis points (annualized) and 11 basis points for each of the comparable periods in 2002. The Company's nonperforming assets to total assets ratio of 0.39% at December 31, 2003 is slightly higher than the same ratio of 0.36% a year earlier, but remains significantly lower than a September 30, 2003 North Carolina state bank average of 0.59%.

   James H. Garner, President and CEO of First Bancorp, commented on today's earnings report, "I am pleased with the Company's performance in 2003, especially in light of the weak economy and the challenging interest rate environment. The Company's earnings per share growth was solid and asset quality remained sound."

    Mr. Garner continued, "While working hard to ensure good earnings in 2003, the Company also made several strategic moves that I believe will contribute to the future success of the Company. During 2003, the Company completed two acquisitions that brought a total of seven additional branches to the Company, all in new markets. The Company also opened two de novo bank branches in 2003, as well as acquired a property and casualty insurance agency that has been a good source of fee income for the Company."

    "I would like to congratulate and thank all of my fellow employees for another terrific year," Mr. Garner concluded.

    Mr. Garner also noted the following corporate developments:

     - As noted above and discussed in more detail in an August 14, 2003 press release reporting the agreement, on October 27, 2003, the Company completed the acquisition of four RBC Centura branches, located in Wallace, Kenansville, Fairmont, and Harmony, all in North Carolina.
       The branches had a total of approximately $102 million in deposits and $25 million in loans as of the date of acquisition. The Company recorded intangible assets of $14.2 million in connection with the acquisition, including $12.9 million of goodwill.

     - During the fourth quarter of 2003, the Company opened two new branches, located in Mayodan and Sanford, North Carolina. Mayodan is located in Rockingham County, which is north of Greensboro, and is First Bank's first office in the county. Sanford is located in Lee County, and this branch joined First Bank's existing two branches in Sanford and the branch in Broadway in serving the citizens of Lee County.

     - The Company held a ground-breaking on November 14, 2003 for a new building being constructed in Wytheville, Virginia. The existing branch in Wytheville will be moving to the new location upon the completion of the building, expected to be in the third quarter of 2004. The new building will be located at the Wal-Mart shopping center on Virginia Avenue. The Company entered Virginia in December 2001 with the opening of the Wytheville branch.

     - On January 20, 2004, the Company opened a new branch in Abingdon, Virginia. Abingdon is located approximately 40 miles southwest of Wytheville, Virginia. The branch is located at 102 Wall Street.

     - On December 16, 2003, the Company announced a quarterly dividend of 24 cents per share payable on January 23, 2004 to shareholders of record on December 31, 2003. The 24 cent rate represents an increase over the previous rate of 23 cents per share paid in the fourth quarter of 2002.

     - On December 19, 2003, the Company issued $20 million in debt structured as trust preferred securities. Trust preferred securities are includible as capital for regulatory purposes, and thus their issuance has enhanced the Company's capital position. These securities have a 30 year maturity, but are callable by the Company after 5 years. The Company now has a total of $40 million in debt structured as trust preferred securities outstanding. These securities are included as "borrowings" in the accompanying financial schedules.

     - During the fourth quarter of 2003, the Company did not repurchase any shares of its own stock. For the year ended December 31, 2003, the Company repurchased 209,380 shares of its common stock at an average price of $24.83 per share.

    First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $1.5 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 58 branch offices, with 53 branches operating in a sixteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 2 branches in Virginia (Wytheville and Abingdon) where First Bank does business as First Bank of Virginia. First Bancorp's common stock is traded on the NASDAQ National Market under the symbol FBNC.

    Please visit our website at www.firstbancorp.com . For additional financial data, please see the attached Financial Summary.

    This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," "estimate," "plan," "project," or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company's customers, the Company's level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.

                        First Bancorp and Subsidiaries
                              Financial Summary

                                  Three Months           Twelve Months
                                    Ended                   Ended
    ($ in thousands except        December 31,  Percent   December 31, Percent
      per share data - unaudited) 2003    2002   Change   2003    2002  Change

    INCOME STATEMENT

    Interest income
      Interest and fees
       on loans                $17,764  16,732          $69,318  66,742
      Interest on investment
       securities                1,282   1,156            4,570   5,688
      Other interest income        128     233              779     831
        Total interest income   19,174  18,121    5.8%   74,667  73,261   1.9%
    Interest expense
      Interest on deposits       3,978   5,006           17,108  22,789
      Interest on borrowings       493     364            1,799   1,082
        Total interest expense   4,471   5,370  -16.7%   18,907  23,871 -20.8%
          Net interest income   14,703  12,751   15.3%   55,760  49,390  12.9%
    Provision for loan losses      925     755   22.5%    2,680   2,545   5.3%
    Net interest income
     after provision for
     loan losses                13,778  11,996   14.9%   53,080  46,845  13.3%
    Noninterest income
      Service charges on
       deposit accounts          2,162   1,837            7,938   6,856
      Other service charges,
       commissions, and fees       634     578            2,710   2,336
      Fees from presold
       mortgages                   409     574            2,327   1,713
      Commissions from financial
       product sales               348     106            1,304     738
      Data processing fees          91      69              333     303
      Securities gains             136       -              218      25
      Other gains (losses)           1      17               88      (3)
        Total noninterest income 3,781   3,181   18.9%   14,918  11,968  24.6%
    Noninterest expenses
      Personnel expense          5,854   4,594           22,137  18,467
      Occupancy and equipment
       expense                   1,263   1,123            4,921   4,205
      Intangibles amortization      87       7              224      31
      Other operating expenses   2,887   2,639           10,682   9,598
       Total noninterest
        expenses                10,091   8,363   20.7%   37,964  32,301  17.5%
    Income before income taxes   7,468   6,814    9.6%   30,034  26,512  13.3%
    Income taxes                 2,611   2,395    9.0%   10,617   9,282  14.4%
    Net income                  $4,857   4,419    9.9%  $19,417  17,230  12.7%

    Earnings per share - basic  $ 0.52   0.48     8.3%   $ 2.07    1.89   9.5%
    Earnings per share
     - diluted                    0.51   0.48     6.3%     2.03    1.85   9.7%

    ADDITIONAL INCOME STATEMENT
     INFORMATION

      Net interest income,
       as reported             $14,703 12,751           $55,760  49,390
      Tax-equivalent
       adjustment(A)               125    131               519     535
      Net interest income,
       tax-equivalent          $14,828 12,882   15.1%   $56,279  49,925  12.7%

    (A) This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax exempt status. This amount has been computed assuming a 35% tax rate and is reduced by the related nondeductible portion of interest expense.

                           Three Months                Twelve Months
                              Ended                        Ended
    PERFORMANCE RATIOS      December 31,    Percent      December 31,  Percent
     (annualized)        2003       2002    Change     2003       2002  Change

    Return on
     average
     assets              1.35%      1.47%              1.45%      1.48%
    Return on
     average equity     13.61%     14.13%             14.14%     14.25%
    Net interest
     margin - tax
     equivalent (A)      4.44%      4.53%              4.52%      4.58%
    Efficiency ratio
     - tax
     equivalent (A)(B)  54.23%     52.06%             53.32%     52.19%
    Net charge-offs
     to average loans    0.13%      0.17%              0.10%      0.11%
    Nonperforming
     assets to total
     assets
     (period end)        0.39%      0.36%              0.39%      0.36%

    SHARE DATA
    Cash dividends
     declared            $0.24       0.23   4.3%       $0.94       0.90   4.4%
    Stated book
     value               15.03      13.59  10.6%       15.03      13.59  10.6%
    Tangible book
     value                9.66      10.83 -10.8%        9.66      10.83 -10.8%
    Common shares
     outstanding
     at end of
     period          9,435,294  9,121,630          9,435,294  9,121,630
    Weighted
     average
     shares
     outstanding
     - basic         9,407,513  9,120,888          9,384,314  9,138,750
    Weighted
     average
     shares
     outstanding -
     diluted         9,601,393  9,287,634          9,567,404  9,320,721
    Shareholders'
     equity to
     assets              9.61%     10.18%              9.61%     10.18%

    AVERAGE BALANCES
    (in thousands)
    Total assets    $1,431,031  1,195,930  19.7%  $1,339,823  1,162,708  15.2%
    Loans            1,188,045    990,489  19.9%   1,113,426    954,885  16.6%
    Earning assets   1,324,635  1,128,763  17.4%   1,245,679  1,090,666  14.2%
    Deposits         1,221,215  1,039,880  17.4%   1,153,385  1,010,693  14.1%
    Interest-
     bearing
     liabilities     1,136,788    955,950  18.9%   1,065,949    928,686  14.8%
    Shareholders'
     equity            141,629    124,081  14.1%     137,293    120,943  13.5%

    (A) See footnote A on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
    (B) Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.

    TREND INFORMATION
    ($ in thousands except per share data)
                                        For the Three Months Ended
                                  Dec.   Sept.  June    March    Dec.    One
                                   31,    30,    30,      31,     31,    Year
    INCOME STATEMENT              2003   2003   2003     2003    2002   Change
    Net interest income
     - tax equivalent (A)      $14,828  14,160  13,807  13,483  12,882   15.1%
    Taxable equivalent
     adjustment                    125     119     133     141     131   -4.6%
    Net interest income         14,703  14,041  13,674  13,342  12,751   15.3%
    Provision for loan
     losses                        925     695     540     520     755   22.5%
    Noninterest income           3,781   3,802   3,602   3,733   3,181   18.9%
    Noninterest expense         10,091   9,273   9,352   9,248   8,363   20.7%
    Income before income
     taxes                       7,468   7,875   7,384   7,307   6,814    9.6%
    Income taxes                 2,611   2,819   2,573   2,614   2,395    9.0%
    Net income                   4,857   5,056   4,811   4,693   4,419    9.9%

    Earnings per share
     - basic                      0.52    0.54    0.51    0.50    0.48    8.3%
    Earnings per share
     - diluted                    0.51    0.53    0.50    0.49    0.48    6.3%

    (A) See footnote A on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

    PERIOD END
     BALANCES                                                             One
    (in thousands) Dec. 31,  Sept. 30, June 30,    Mar. 31,    Dec. 31,  Year
                     2003       2003     2003        2003        2002   Change

    Assets       $1,475,769 $1,357,222 1,325,803  1,323,647  1,218,146   21.1%
    Securities      117,661    103,825    91,869     95,814     80,769   45.7%
    Loans         1,218,895  1,142,900 1,107,997  1,071,432    998,547   22.1%
    Allowance for
     loan losses     13,569     12,700    12,243     11,898     10,907   24.4%
    Intangible
     assets          50,701     36,623    36,667     36,426     25,169  101.4%
    Deposits      1,249,364  1,143,798 1,151,969  1,143,813  1,055,957   18.3%
    Borrowings       76,000     66,000    31,000     36,000     30,000  153.3%
    Shareholders'
     equity         141,856    138,088   135,327    133,551    123,985   14.4%

                                  For the Three Months Ended
    YIELD                                                              One
     INFORMATION        Dec. 31, Sept. 30, June 30, Mar. 31, Dec. 31, Year
                          2003      2003     2003     2003    2002   Change(B)

    Yield on loans         5.93%    6.08%   6.36%    6.57%     6.70%   -77 bp
    Yield on securities
     - tax equivalent      5.07%    5.06%   5.43%    5.84%     6.06%   -99 bp
    Yield on other
     earning assets        1.92%    2.10%   2.00%    2.34%     1.71%    21 bp
      Yield on all interest
       earning assets      5.78%    5.93%   6.13%    6.33%     6.42%   -64 bp

    Rate on interest
     bearing deposits      1.47%    1.57%   1.77%    1.90%     2.13%   -66 bp
    Rate on other
     interest bearing
     liabilities           3.24%    3.86%   5.08%    5.95%     5.88%  -264 bp
      Rate on all
       interest bearing
       liabilities         1.56%    1.66%   1.87%    2.03%     2.23%   -67 bp

        Interest rate
         spread - tax
         equivalent        4.22%    4.27%   4.26%    4.30%     4.19%     3 bp
        Net interest
         margin - tax
         equivalent (A)    4.44%    4.52%   4.53%    4.59%     4.53%    -9 bp

        Average prime
         rate             4.00%     4.00%   4.23%    4.25%     4.45%   -45 bp

    (A) Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period. See footnote A on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
    (B) Expressed in terms of change in basis points from previous year.

    ASSET QUALITY DATA
     ($ in thousands) Dec. 31,  Sept. 30, June 30, Mar. 31, Dec. 31, One Year
                        2003      2003      2003     2003     2002    Change

    Nonaccrual loans  $4,274     4,343     3,741    2,941     2,976    43.6%
    Restructured loans    21        21        22       38        41   -48.8%
    Accruing loans
     > 90 days
     past due              -         -         -        -         -        -
      Total non-
       performing
       loans           4,295     4,364     3,763    2,979     3,017    42.4%
    Other real estate  1,398       929     1,174    1,326     1,384     1.0%
      Total non-
       performing
       assets         $5,693     5,293     4,937    4,305     4,401    29.4%
    Net charge-offs
     to average loans
     - annualized      0.13%     0.08%     0.07%    0.11%     0.17%   -4 bp*

    Nonperforming
     loans to total
     loans             0.35%     0.38%     0.34%    0.28%     0.30%    5 bp*

    Nonperforming
     assets to total
     assets            0.39%     0.39%     0.37%    0.33%     0.36%    3 bp*

    Allowance for
     loan losses to
     total loans       1.11%     1.11%     1.10%    1.11%     1.09%    2 bp*

    * Expressed in terms of change in basis points from previous year.

SOURCE  First Bancorp
    -0-                             01/22/2004
    /CONTACT: James H. Garner of First Bancorp, +1-910-576-6171 / /Web site: http://www.firstbancorp.com /
    (FBNC)

CO:  First Bancorp
ST:  North Carolina
IN:  FIN
SU:  ERN